Exhibit 10.3

IN ACCORDANCE WITH ITEM 6.01(B)(10) OF REGULATION S-K, CERTAIN PRIVATE OR CONFIDENTIAL MARKED AS [***] HAS BEEN REDACTED FROM THE FILED COPY OF THIS EXHIBIT 10.3 BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

OPTION INVESTMENTS SUB-ADVISORY AGREEMENT

BY AND AMONG

BROOKFIELD REAL ESTATE INCOME TRUST INC.,

BROOKFIELD REIT OPERATING PARTNERSHIP, L.P.,

BROOKFIELD REIT ADVISER LLC,

AND

OAKTREE FUND ADVISORS, LLC

TABLE OF CONTENTS

1.	DEFINITIONS	1

2.	APPOINTMENT	5

3.	DUTIES OF THE SUB-ADVISER	5

4.	AUTHORITY OF SUB-ADVISER	8

5.	PREPARATION OF BUSINESS PLANS AND BUDGETS	8

6.	BANK ACCOUNTS; CUSTODY ACCOUNTS	9

7.	RECORDS; ACCESS	9

8.	LIMITATIONS ON ACTIVITIES	9

9.	OTHER ACTIVITIES OF THE SUB-ADVISER	10

10.	COMPENSATION	10

11.	EXPENSES	11

12.	OTHER SERVICES	13

13.	NO JOINT VENTURE	13

14.	TERM OF AGREEMENT	13

15.	TERMINATION BY THE PARTIES	13

16.	ASSIGNMENT TO AN AFFILIATE	13

17.	REPRESENTATIONS, WARRANTIES AND AGREEMENTS	13

18.	PAYMENTS TO AND DUTIES OF SUB-ADVISER UPON TERMINATION	15

19.	INDEMNIFICATION BY THE COMPANY, THE ADVISER AND THE OPERATING PARTNERSHIP	15

20.	INDEMNIFICATION BY SUB-ADVISER	15

21.	MISCELLANEOUS	16

SUB-ADVISORY AGREEMENT

THIS SUB-ADVISORY AGREEMENT (this “Agreement”), dated and effective as of November 2, 2021 (the “Effective Date”), by and among Brookfield Real Estate Income Trust Inc. (formerly, Oaktree Real Estate Income Trust, Inc.), a Maryland corporation (the “Company”), Brookfield REIT Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), Brookfield REIT Adviser LLC, a Delaware limited liability company (the “Adviser”), and Oaktree Fund Advisors, LLC, a Delaware limited liability company (including its assignee pursuant to the terms of this Agreement, the “Sub-Adviser”). Capitalized terms used herein shall have the meanings ascribed to them in Section 1 below.

BACKGROUND

WHEREAS, the Company is an externally managed, real estate investment trust, that invests primarily in commercial real estate assets and, to a lesser extent, in real estate-related debt investments, including private loans and traded real estate-related securities to help maintain liquidity;

WHEREAS, the Company appointed the Adviser to act as manager and investment adviser pursuant to an advisory agreement, dated as of the date hereof, among the Company, the Operating Partnership and the Adviser (the “Advisory Agreement”);

WHEREAS, the Advisory Agreement provides that the Adviser shall have the authority to engage one or more sub-advisers with respect to the management of the Company;

WHEREAS, the Sub-Adviser is engaged principally in the business of rendering investment management services and is registered as an investment adviser under the Advisers Act;

WHEREAS, the Adviser and the Board of Directors desire to engage the Sub-Adviser to render asset management services in the manner and on the terms set forth in this Agreement with respect to certain of the Company’s real estate equity investments and real estate-related debt investments set forth on Exhibit A hereto (each, an “Option Investment” and, collectively, the “Option Investments”) held, directly or indirectly, by Oaktree Segregated REIT Vehicle 1 LLC, a Delaware limited liability company, The Lakes Grand Avenue Partners, LLC, a Delaware limited liability company, or Oaktree Segregated Debt Vehicle LLC, a Delaware limited liability company (collectively, and including such entities’ successors or assigns, the “Segregated Vehicles”); and

WHEREAS, the Sub-Adviser is willing to undertake such duties and responsibilities on behalf of the Adviser and the Company, and subject to the supervision of, the Adviser and the Board of Directors on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, it is hereby agreed between the parties hereto as follows:

1. DEFINITIONS. As used in this Agreement, the following terms have the definitions hereinafter indicated:

“Adviser” shall have the meaning set forth in the preamble of this Agreement.

“Advisers Act” shall mean the Investment Advisers Act of 1940, as amended.

“Affiliate” shall have the meaning set forth in the Charter and the term “Affiliated” shall have a correlative meaning.

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Approved Budget” shall have the meaning set forth in Section 5(b).

“Approved Business Plan” shall have the meaning set forth in Section 5(b).

“Board of Directors” shall mean the board of directors of the Company, as of any particular time.

“Brookfield” shall mean, collectively, Brookfield Asset Management Inc., an Ontario, Canada corporation, and any Affiliate thereof.

“Brookfield Approved Transaction” shall have the meaning set forth in Section 3(b).

“Budget” shall have the meaning set forth in Section 5(a).

“Business Day” shall have the meaning set forth in the Charter.

“Business Plan” shall have the meaning set forth in Section 5(a).

“Bylaws” shall mean the bylaws of the Company, as amended from time to time.

“Carry-Forward Amount” shall have the meaning set forth in the definition of “Sub-Adviser Performance Interest Amount.”

“Change of Control” shall mean any event (including, without limitation, issue, transfer or other disposition of shares of capital stock of the Company or equity interests in the Operating Partnership, merger, share exchange or consolidation) after which any “person” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company or the Operating Partnership representing greater than 50% or more of the combined voting power of Company’s and Operating Partnership’s then-outstanding securities; provided, that, a Change of Control shall not be deemed to occur as a result of any widely distributed public offering of the Shares.

“Charter” shall mean the charter of the Company filed with the Maryland State Department of Assessments and Taxation in accordance with the Maryland General Corporation Law, as amended and supplemented from time to time.

“Class C NAV Per Share” shall have the meaning set forth in the Charter.

“Class E NAV Per Share” shall have the meaning set forth in the Charter.

“Class D NAV Per Share” shall have the meaning set forth in the Charter.

“Class I NAV Per Share” shall have the meaning set forth in the Charter.

“Class S NAV Per Share” shall have the meaning set forth in the Charter.

“Class T NAV Per Share” shall have the meaning set forth in the Charter.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the preamble of this Agreement.

“Director” shall mean a member of the Board of Directors.

“Distributions” shall have the meaning set forth in the Charter.

“Effective Date” shall have the meaning set forth in the preamble of this Agreement.

“Exchange Act” shall have the meaning set forth in the Charter.

“Expense Adjustment” shall mean [***].

“Independent Appraiser” shall have the meaning set forth in the Charter.

“Independent Director” shall have the meaning set forth in the Charter.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“Investment Guidelines” shall mean the investment guidelines and borrowing policies adopted by the Board of Directors, as amended from time to time.

“Joint Ventures” shall have the meaning set forth in the Charter.

“Management Fee” shall have the meaning set forth in Section 10(a).

“Mortgages” shall have the meaning set forth in the Charter.

“NASAA REIT Guidelines” shall have the meaning set forth in the Charter.

“NAV” shall mean net asset value.

“Oaktree” shall mean, collectively, Oaktree Capital Management, L.P., and any Affiliate thereof.

“Offering” shall have the meaning set forth in the Charter.

“Operating Partnership” shall have the meaning set forth in the preamble.

“Operating Partnership Agreement” shall mean the Limited Partnership Agreement of the Operating Partnership, as amended from time to time.

“Option Investments” shall have the meaning set forth in the preamble.

“Organization and Offering Expenses” shall have the meaning set forth in the Charter.

“Other Oaktree Accounts” shall mean the other funds and accounts that Oaktree and its Affiliates currently manage and may in the future manage.

“Performance Fee” shall have the meaning set forth in Section 10(a).

“Performance Participation Interest” shall have the meaning ascribed to such term in the Operating Partnership Agreement.

“Person” shall mean an individual, corporation, business trust, estate, trust, partnership, joint venture, limited liability company or other legal entity.

“Prospectus” shall have the meaning set forth in the Charter.

“Real Estate-Related Assets” shall mean any investments by the Segregated Vehicles in Mortgages, real estate-related loans and Real Estate-Related Securities.

“Real Estate-Related Securities” shall have the meaning set forth in the Charter.

“Real Property” shall have the meaning set forth in the Charter.

“Registration Statement” shall mean the registration statement on Form S-11 (File No. 333-255557) for the Company’s follow-on public offering.

“REIT” shall have the meaning set forth in the Charter.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall have the meaning set forth in the Charter.

“Segregated Vehicles” shall have the meaning set forth in the preamble.

“Shares” shall have the meaning set forth in the Charter.

“Special Limited Partner” shall have the meaning set forth in the Operating Partnership Agreement.

“Stockholders” shall have the meaning set forth in the Charter.

“Sub-Adviser” shall have the meaning set forth in the preamble.

“Sub-Adviser Expenses” shall have the meaning set forth in Section 11(a).

“Sub-Adviser Performance Interest Amount” shall mean [***].

“Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.

“Termination Date” shall mean the date of termination of this Agreement or expiration of this Agreement in the event this Agreement is not renewed for an additional term.

“2%/25% Guidelines” shall have the meaning set forth in the Charter.

“Valuation Guidelines” shall mean the valuation guidelines of the Company as have been adopted by the Board of Directors, as amended from time to time.

2. APPOINTMENT. The Adviser, pursuant to its authority under the Advisory Agreement, hereby appoints the Sub-Adviser to act as a sub-adviser to the Adviser and the Company with respect to each of the Option Investments pursuant to the terms herein, and the Sub-Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided. Pursuant to the Advisory Agreement, the Adviser is responsible for managing, operating, directing and supervising the operations and administration of the Company and its subsidiaries and their respective assets, including without limitation all investment activities of the Company and its subsidiaries. The Adviser delegates, and the Sub-Adviser agrees to perform, the duties set forth in Section 3 hereof, subject to the terms and conditions of this Agreement and the limitations set forth in the Advisory Agreement, and consistent with the provisions of the Charter and Bylaws and the continuing and exclusive authority of the Board of Directors over the supervision of the Company and its subsidiaries. The Sub-Adviser also acknowledges that it is a fiduciary with respect to the Company and its Stockholders and the Operating Partnership and its partners and assumes the duties, responsibilities, and obligations of a fiduciary.

3. DUTIES OF THE SUB-ADVISER. Subject to the oversight of the Board of Directors and the Adviser and the terms and conditions of this Agreement and consistent with the provisions of the Company’s most recent Prospectus, the Investment Guidelines, the Charter, and the Bylaws, the Sub-Adviser undertakes to use commercially reasonable efforts to, either directly or indirectly by engaging an Affiliate or, if consented to in writing in advance by the Adviser, a third party, perform the duties set forth in this Section 3.

The Sub-Adviser will, subject to the oversight of the Adviser and the Board of Directors, have plenary authority with respect to the management of the business and affairs of each of the Option Investments and will be responsible for managing and conducting the operations of each of the Option Investments. The Sub-Adviser will perform (or cause to be performed through one or more of its Affiliates or third parties) such services and activities relating to rendering investment management advice to each of the Option Investments as may be appropriate or otherwise mutually agreed from time to time, which may include, without limitation:

(a) serving as an advisor to each of the Segregated Vehicles with respect to the asset management of each of the Option Investments’ activities and operations;

(b) selling, financing (including financing by the Sub-Adviser or its Affiliates that is approved by a majority of the Independent Directors not otherwise interested in such transaction), refinancing, mortgaging, encumbering, conveying, assigning, pledging, constructing, lending or otherwise effecting transactions for the Option Investments; provided, however, that any of the foregoing transactions shall have been approved in advance in writing by Brookfield (any such transaction, a “Brookfield Approved Transaction”);

(c) investigating, analyzing, evaluating, structuring, negotiating, and executing on a Segregated Vehicle’s or its Subsidiary’s behalf, any Brookfield Approved Transaction with sellers, purchasers, lenders and other counterparties and, if applicable, their respective agents, advisors and representatives;

(d) providing the Segregated Vehicles with portfolio management and other related services, including managing, operating and monitoring the Option Investments consistent with past practices prior to the Effective Date, and to the extent approved in advance in writing by Brookfield, improving, developing, redeveloping, and renovating the Option Investments; provided however, that to the extent that such activities are contained in the Approved Business Plan or the Approved Budget for any Segregated Vehicle, no additional approval by Brookfield shall be required;

(e) consistent with the Approved Business Plan and Approved Budget for each of the Segregated Vehicles, engaging and supervising, on the Segregated Vehicles’ behalf and at the Company’s expense, independent contractors, advisors, consultants, attorneys, accountants, administrators, auditors, appraisers, independent valuation agents, escrow agents, transfer agents and other service providers (which may include Affiliates of the Sub-Adviser) that provide various services with respect to the Segregated Vehicles or any Option Investment, including, without limitation, on-site managers, building and maintenance personnel, investment banking, securities brokerage, mortgage brokerage, credit analysis, risk management services, asset management services, loan servicing, other financial, legal or accounting services, due diligence services, underwriting review services, and all other services (including custody and transfer agent and registrar services) as may be required relating to the Segregated Vehicles’ activities or Option Investments;

(f) coordinating and managing operations of any Joint Venture or co-investment interests held by the Segregated Vehicles and conducting matters with the Joint Venture or co-investment partners, including without limitation, the calculation of distribution and other financial or accounting matters set forth in such Joint Venture or co-investment partner agreements and timely providing such information to the Adviser in connection therewith;

(g) advising the Board of Directors in connection with policy decisions to be made related to the Segregated Vehicles;

(h) advising the Company with respect to the Option Investments and the Segregated Vehicles regarding the maintenance of the Company’s, the Segregated Vehicles’ or any of its subsidiaries’ status as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and the regulations promulgated thereunder;

(i) assisting the Adviser regarding the maintenance of the Segregated Vehicles’ and the Company’s exemptions from the Investment Company Act;

(j) assisting in the valuations for the Option Investments and providing assistance to the Adviser related thereto in connection with the Adviser’s calculating or overseeing the calculation, as of the last Business Day of each month (or such other date or dates approved by the Board of Directors), of the Class C NAV Per Share, Class T NAV Per Share, Class S NAV Per Share, Class D NAV Per Share, Class E NAV Per Share and Class I NAV Per Share in accordance with the Valuation Guidelines, and in connection therewith, reviewing appraisals performed by an Independent Appraiser and other independent third-party appraisal firms concerning the value of the Segregated Vehicles’ Real Property and reviewing market quotations or conduct fair valuation determinations concerning the value the Segregated Vehicles’ Real Estate-Related Assets;

(k) providing input in connection with the appraisals performed by the Independent Appraisers related to the Segregated Vehicles’ Real Property;

(l) monitoring the Segregated Vehicles’ Real Property and Real Estate-Related Assets for events that may be expected to have a material impact on the most recent estimated values;

(m) using commercially reasonable efforts to monitor each Independent Appraiser’s valuation process related to the Segregated Vehicles’ Real Property to ensure that it complies with the Valuation Guidelines;

(n) providing the Segregated Vehicles with all necessary cash management services (including with respect to short-term investments);

(o) performing such other services from time to time in connection with the management of the Option Investments as the Board of Directors or the Adviser shall reasonably request or the Sub-Adviser shall deem appropriate under the particular circumstances;

(p) performing (or overseeing, or arranging for, the performance of) the administrative services necessary for the operation of the Segregated Vehicles;

(q) providing the Segregated Vehicles with clerical, bookkeeping and record-keeping services;

(r) causing the Segregated Vehicles and any of their respective subsidiaries to qualify to do business in all applicable jurisdictions and obtaining and maintaining all appropriate licenses;

(s) timely providing to the Adviser, at the Adviser’s request, information concerning the Segregated Vehicles or any Option Investment for purposes of any sales material related to an Offering;

(t) timely providing the Adviser with information about the Segregated Vehicles and the Option Investments reasonably required for the Company’s reports to the Stockholders and reports and other materials filed with, or otherwise requested by, the SEC and any other federal, state or local regulatory agency, including, but not limited to, such reports or materials required to be filed pursuant to the Company’s obligations under the Securities Act and Exchange Act or relating to an Offering;

(u) overseeing the preparation and filing of the Segregated Vehicles’ and its subsidiaries’ tax returns;

(v) maintaining the financial and other records that the Segregated Vehicles and its subsidiaries are required to maintain, including, but not limited to, monthly GAAP trial balances and investment operating metrics, and timely providing such financial and other records to the Adviser for review;

(w) handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Segregated Vehicles or any of their respective subsidiaries may be involved or to which the Segregated Vehicles or any of their respective subsidiaries may be subject, arising out of the Segregated Vehicles’ or such Subsidiary’s day-to-day operations, subject to such limitations or parameters as may be imposed from time to time by the Adviser or the Board of Directors, and promptly informing the Adviser with respect to all actual or threatened material claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Segregated Vehicles or any of their respective subsidiaries may be involved or to which the Segregated Vehicles or any of their respective subsidiaries may be subject;

(x) overseeing the payment of the Segregated Vehicles’ expenses, including any expenses relating to the Option Investments;

(y) timely providing the Adviser with such financial and other materials about the Segregated Vehicles and the Option Investments, including, but not limited to, performance and liquidity forecasting, as it reasonably requests in connection therewith; and

(z) reporting to the Board of Directors and the Adviser about the Sub-Adviser’s performance of its obligations hereunder and furnishing advice and recommendations with respect to such other aspects of the business and affairs of the Segregated Vehicles as the Sub-Adviser shall determine to be desirable.

The Sub-Adviser further agrees to notify in writing the Adviser and the Company promptly of any material fact known to the Sub-Adviser respecting or relating to the Sub-Adviser that should be but is not contained in the Registration Statement, or any amendment or supplement thereto, or of any statement contained therein regarding the Sub-Adviser that becomes untrue in any material respect.

The Sub-Adviser represents and warrants to the Adviser that the Sub-Adviser will notify the Adviser to the extent the Sub-Adviser receives any comments during any investigation or review of its business by the SEC or any other regulator that relate to the services being provided by the Sub-Adviser pursuant to this Agreement, to the extent permitted by such regulator.

The Sub-Adviser agrees to provide the Adviser with a copy of the Sub-Adviser’s annual compliance report in accordance with Rule 206(4)-7 under the Advisers Act and a copy of the Sub-Adviser’s SOC1 report or its equivalent on an annual basis. The Sub-Adviser shall provide the Adviser with reasonable access to information regarding the Sub-Adviser’s compliance program, which access shall include on-site visits, during normal business hours, by the Adviser with the Sub-Adviser as may be reasonably requested from time to time. No later than March 31 of each year, the Sub-Adviser further agrees to certify in writing that it is in compliance with (i) the terms of this Agreement and (ii) the Advisers Act.

4. AUTHORITY OF SUB-ADVISER.

(a) Pursuant to the terms of this Agreement (including the restrictions included in this Section 4 and in Section 8), and subject to the continuing and exclusive authority of the Board of Directors over the management of each of the Option Investments, the Adviser (by virtue of its approval of this Agreement and authorization pursuant to the Advisory Agreement) hereby delegates to the Sub-Adviser the authority to take, or cause to be taken, any and all actions and to execute and deliver any and all agreements, certificates, assignments, instruments or other documents and to do any and all things that, in the judgment of the Sub-Adviser, may be necessary or advisable in connection with the Sub-Adviser’s duties described in Section 3, that is consistent with the policies and limitations and within the discretionary limits and authority as granted to the Sub-Adviser from time to time by the Board of Directors or the Adviser.

(b) If a transaction requires approval of the Adviser or the Board of the Directors, the Sub-Adviser will deliver to the Adviser or the Board of Directors, as applicable, all documents and other information required by them to properly evaluate the proposed transaction. Except as otherwise set forth herein, or in the Charter, any financing or refinancing that is approved in advance in writing by the Adviser may be made by the Sub-Adviser on such Segregated Vehicle’s or its Subsidiary’s behalf without the prior approval of the Board of Directors or any duly authorized committee of the Board of the Directors.

(c) The Sub-Adviser may obtain, for and on behalf, and at the sole cost and expense, of the Company, such services as the Sub-Adviser deems necessary or advisable in connection with the management and operations of the Segregated Vehicles, which may include Affiliates of the Sub-Adviser; provided, that any such services may only be provided by Affiliates to the extent such services are approved by the Adviser and a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in such transactions as being fair and reasonable to the Company and on terms and conditions not less favorable to the Company than those available from non-Affiliated third parties.

(d) In performing its duties under Section 3, the Sub-Adviser shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other professional service providers) hired by the Sub-Adviser at the Company’s sole cost and expense; provided, that the Company shall not be required to reimburse the Sub-Adviser for any investment-level expenses.

5. PREPARATION OF BUSINESS PLANS AND BUDGETS.

(a) In connection with the management of the Segregated Vehicles pursuant to the terms of this Agreement, the Sub-Adviser shall be responsible for the preparation of a business plan for the operation, management, improvement and/or renovation of each of the Segregated Vehicles (other than Oaktree Segregated Debt Vehicle LLC) (each, a “Business Plan”) and an annual operating and capital budget (each, a “Budget”). Each Business Plan and Budget shall be subject to the approval of the Adviser as provided in Section 5(b) below.

(b) Process for Approval of the Budget and the Business Plan.

i. For the 2022 fiscal year, the Sub-Adviser shall submit a proposed Budget and Business Plan for each Segregated Vehicle (other than Oaktree Segregated Debt Vehicle LLC) by no later than December 1, 2021. For each subsequent fiscal year, the Sub-Adviser shall submit a proposed Budget and Business Plan for each Segregated Vehicle (other than Oaktree Segregated Debt Vehicle LLC) by no later than October 31 of the preceding fiscal year.

ii. The Sub-Adviser shall hold an annual meeting to discuss the proposed Business Plan and Budget for each Segregated Vehicle (other than Oaktree Segregated Debt Vehicle LLC) at such time and at such place as the Sub-Adviser and the Adviser shall mutually agree. For the avoidance of doubt, the meeting may be held either in person or by telephone. The Sub-Adviser shall cause such of its personnel to attend such meeting as is reasonably requested by the Adviser.

iii. The Adviser shall, after its receipt of the proposed Budget and Business Plan for each Segregated Vehicle (other than Oaktree Segregated Debt Vehicle LLC), in its discretion, either (A) approve the proposed Budget and/or the Business Plan with respect to each Segregated Vehicle (other than Oaktree Segregated Debt Vehicle LLC), or (B) advise the Sub-Adviser in writing of the Adviser’s specific objections thereto. If the Adviser has any objections to any proposed Budget or Business Plan, the Sub-Adviser and the Adviser shall endeavor to resolve any disagreements with respect thereto as soon as practicable with the goal of agreeing on a Business Plan and Budget by December 31 of such fiscal year. The Business Plan and the Budget with respect to each Segregated Vehicle (other than Oaktree Segregated Debt Vehicle LLC), once approved by the Adviser pursuant to this Section 5(b), shall be referred to herein as an “Approved Business Plan” and an “Approved Budget,” respectively.

(c) If a proposed Budget is not approved by the date that is prior to commencement of the applicable fiscal year, then for purposes hereof, until a Budget for such fiscal year is approved by the Adviser, the then most recent Approved Budget shall continue to be in effect but with an increase in each line item of recurring expense in such Approved Budget by inflation equal to five percent (5%); provided, that, (A) to the extent specific line items of the proposed Budget have been approved by the Adviser, then the amount for such specific line items shall be deemed approved; and (B) subject to the preceding clause (A), the amount for any necessary expenses shall be the amount required to pay such expenses to the extent such necessary expenses are included in the then most recent Approved Budget.

6. BANK ACCOUNTS; CUSTODY ACCOUNTS.

(a) The Sub-Adviser may establish and maintain one or more bank accounts in the name of the Segregated Vehicles and any Subsidiary thereof and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Segregated Vehicles, consistent with the Sub-Adviser’s authority under this Agreement; provided, that no funds shall be commingled with the funds of the Sub-Adviser.

(b) The Sub-Adviser may establish and maintain one or more custody accounts in the name of the Segregated Vehicles and any Subsidiary thereof and may deposit and hold assets into any such account or accounts, consistent with the Sub-Adviser’s authority under this Agreement; provided, that no assets shall be commingled with the assets of the Sub-Adviser.

7. RECORDS; ACCESS.

(a) The Sub-Adviser shall maintain and keep all books, accounts and other records of the Segregated Vehicles that relate to activities performed by the Sub-Adviser hereunder in accordance with the Adviser’s books and records policies and procedures and make such records available for inspection by the Adviser, the Board of Directors and by counsel, auditors and authorized agents of the Company, at any time or from time to time during normal business hours.

(b) The Sub-Adviser shall at all reasonable times have access to the books and records of the Segregated Vehicles.

8. LIMITATIONS ON ACTIVITIES. The Sub-Adviser shall refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with the Investment Guidelines, (ii) would adversely and materially affect the qualification of the Segregated Vehicles, any of their Subsidiaries or the Company as REITs under the Code or the status of the Segregated Vehicles, any of their Subsidiaries or the Company as entities excluded from investment company status under the Investment Company Act, or (iii) would materially violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Segregated Vehicles, any of their Subsidiaries or the Company or of any exchange on which the securities of the Company may be listed or that would otherwise not be permitted by the Charter or the Bylaws. If the Sub-Adviser is ordered to take any action by the Adviser or the Board of Directors, the Sub-Adviser shall seek to notify the Adviser or the Board of Directors, as applicable, if it is the Sub-Adviser’s reasonable judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation, the Charter or the Bylaws. Notwithstanding the foregoing, neither the Sub-Adviser nor any of its Affiliates shall be liable to the Segregated Vehicles, the Company, the Board of Directors or the Stockholders for any act or omission by the Sub-Adviser or any of its Affiliates, except as provided in Section 20 of this Agreement.

9. OTHER ACTIVITIES OF THE SUB-ADVISER.

(a) Nothing in this Agreement shall (i) prevent the Sub-Adviser or any of its Affiliates, officers, directors or employees from engaging in or earning fees from other businesses or from rendering services of any kind to any other Person (including other REITs), whether or not the investment objectives or policies of any such other Person are similar to those of the Company, including, without limitation, the sponsoring, closing or managing of Other Oaktree Accounts, (ii) in any way bind or restrict the Sub-Adviser or any of its Affiliates, officers, directors or employees from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom the Sub-Adviser or any of its Affiliates, officers, directors or employees may be acting, or (iii) prevent the Sub-Adviser or any of its Affiliates, officers, directors or employees from receiving fees or other compensation or profits from such activities described in this Section 9(a), which shall be for the sole benefit of the Sub-Adviser (or its Affiliates, officers, directors or employees). While information and advice supplied to the Adviser, the Company or the Segregated Vehicles shall, in the Sub-Adviser’s reasonable and good faith judgment, be appropriate under the circumstances and in light of the investment objectives and policies of the Company and the Segregated Vehicles, such information and advice may differ in certain material respects from the information and advice supplied by the Sub-Adviser or any Affiliate of the Sub-Adviser to others.

(b) The Sub-Adviser shall, and shall cause its Affiliates and their respective employees, officers and agents to, devote to the Segregated Vehicles such time as shall be reasonably necessary to conduct the business and affairs of the Segregated Vehicles in an appropriate manner consistent with the terms of this Agreement. The Company acknowledges that the Sub-Adviser and its Affiliates and their respective employees, officers and agents may also engage in activities unrelated to the Segregated Vehicles and may provide services to Persons other than the Segregated Vehicles.

(c) The Company acknowledges that the Sub-Adviser may face various conflicts of interest, including relating to the use of service providers and other matters, as disclosed in the Prospectus from time to time.

(d) For the avoidance of doubt, it is understood that neither the Adviser nor the Board of Directors has the authority to determine the salary, bonus or any other compensation paid by the Sub-Adviser to any director, officer, member, partner, employee, or stockholder of the Sub-Adviser or its Affiliates, including any person who is also a Director or officer of the Segregated Vehicles or the Company.

10. COMPENSATION.

(a) The Adviser hereby agrees to compensate the Sub-Adviser for its services pursuant to this Agreement. The Sub-Adviser shall be entitled to receive in cash (i) a monthly management fee equal to [***]% per annum of the NAV of the Segregated Vehicles, calculated as of the last business day of each month (the “Management Fee”) and (ii) a performance fee equal to the Sub-Adviser Performance Interest Amount (the “Performance Fee”). The Adviser shall provide to the Sub-Adviser a reasonably detailed calculation of fees within a reasonable time of incurrence. The Management Fee will be payable monthly, no later than the fifteenth (15) business day following the end of each month during which this Agreement is in effect. The Performance Fee is payable within 30 days of the Special Limited Partner’s receipt of the Performance Participation Interest for any period.

(b) In the event this Agreement is terminated or its term expires without renewal, the Sub-Adviser will be entitled to receive its prorated Management Fee and Performance Fee through the date of termination. Such pro ration shall be measured through the calendar month of termination or expiration thereof, taking into account the number of days of any partial calendar month for which this Agreement was in effect. For the avoidance of doubt, following any termination or expiration of this Agreement, any Performance Fee earned by the Sub-Adviser with respect to a partial calendar year shall be payable within 30 days of the Adviser’s receipt of the Performance Participation Interest for any period.

(c) In the event that any Segregated Vehicle or Subsidiary commences a liquidation of any Option Investment during any calendar year, the Company will pay the Sub-Adviser any Management Fee and Performance Fee due to the Sub-Adviser pursuant to the terms of this Agreement from the proceeds of the liquidation.

11. EXPENSES.

(a) Subject to Section 4(c), the Sub-Adviser shall be responsible for the expenses related to any and all personnel of the Sub-Adviser and its Affiliates who provide services to the Segregated Vehicles pursuant to or in connection with this Agreement or who serve as Directors or executive officers of the Company, including, without limitation, the costs, expenses, fees and liabilities incurred by the Sub-Adviser in providing for its normal operating overhead, including payroll and other costs of management, administrative services, salaries, bonus and other wages, payroll taxes and the cost of employee benefit plans of such personnel, costs of insurance with respect to such personnel and temporary office help, utilities, office supplies and other routine office and administrative expenses (collectively, the “Sub-Adviser Expenses”).

(b) In addition to the compensation paid to the Sub-Adviser pursuant to Section 10 hereof, the Company shall pay all of its costs and expenses directly or reimburse the Sub-Adviser or its Affiliates for costs and expenses of the Sub-Adviser and its Affiliates incurred on behalf of the Company or the Segregated Vehicles, other than Sub-Adviser Expenses, and subject to limitations set forth in the Charter and in Section 13 hereof. Without limiting the generality of the foregoing, it is specifically agreed that the following costs and expenses of the Company are not Sub-Adviser Expenses and shall be paid by the Company (or by the Option Investments) and shall not be paid by the Sub-Adviser or its Affiliates:

(i) Organization and Offering Expenses;

(ii) expenses in connection with the disposition of any assets, whether or not disposed, including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, accounting fees and expenses and title insurance premiums and the costs of cooperating with due diligence;

(iii) costs, fees and expenses for support services (including data processing, trading, settlement, stockholder relations, administration, custody, transfer agency, accounting, audit, appraisal, valuation, NAV calculation, escrow, banking, consulting, prime brokerage, technology, legal and tax support and other services) outsourced to third-party service providers or rendered to the Segregated Vehicles, any Option Investment, the Adviser, or the Company by the Sub-Adviser or its Affiliates in compliance with Section 4(c), including the costs, fees and expenses for support services provided by Bellwether Asset Management, Inc.;

(iv) appraisal and valuation costs, fees and expenses, including costs, fees and expenses of independent appraisal or valuation services or third-party vendor price quotations;

(v) costs and expenses of reporting to regulatory authorities in any jurisdiction in which the Company, the Segregated Vehicles or any of their respective Subsidiaries invests, is organized, is marketed or otherwise directly or indirectly conducts business related to the Company, the Segregated Vehicles or the Option Investments (including compliance with sections 1471 through 1474 of the Code), including the SEC, the U.S. Commodities and Futures Trading Commission, the U.S. National Futures Association, the U.S. Treasury, the U.S. Internal Revenue Service and other national, state, provincial or local regulatory authorities in any country or territory (for example, Form PF, Form CPO-PQR and Form CTA-PR in the United States and filings related to the offering of interests in the Company or the Segregated Vehicles in particular jurisdictions to the extent applicable);

(vi) sales, leasing and brokerage fees or commissions, finder’s fees, placement fees, asset management, property management, development fees, construction fees, loan servicing fees, custodial expenses and other costs, fees and expenses incurred in connection with the Option Investments, including managing, operating, maintaining and improving the Segregated Vehicles’ Real Property consistent with the Sub-Adviser’s authority pursuant to Section 3 hereof;

(vii) all out-of-pocket expenses, fees, and liabilities that are incurred by the Sub-Adviser or the Segregated Vehicles on behalf of the Company or the Operating Partnership or that arise out of the operation and activities of the Segregated Vehicles, including expenses related to maintaining Persons, including Joint Ventures and any Subsidiary, through or in which the Option Investments may be held;

(viii) expenses connected with the payments of dividends or Distributions in cash or any other form authorized or caused to be made by the Segregated Vehicles to or on account of holders of the securities of the Segregated Vehicles;

(ix) the compensation and expenses of the Independent Directors and any directors of the Segregated Vehicles or any of their Subsidiaries and the cost of liability insurance to indemnify the Directors and the Company’s officers;

(x) the Segregated Vehicles’ allocable share of costs associated with technology-related expenses, including without limitation, any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors or Affiliates of the Sub-Adviser, technology service providers and related software/hardware utilized in connection with the Segregated Vehicles’ operational activities;

(xi) costs, fees and expenses relating to the structuring, incurrence and repayment of indebtedness (together with any interest and other amounts payable thereon and fees and expenses related thereto, including commitment fees, prepayment or redemption fees or premiums, accounting fees, legal fees, closing and other similar costs) of the Segregated Vehicles;

(xii) license and registration fees;

(xiii) taxes and other governmental charges, fees and duties;

(xiv) fees and expenses associated with independent audits and outside legal costs, including compliance with applicable federal and state securities laws;

(xv) costs, expenses, fees and liabilities incurred in connection with any merger or consolidation of the Segregated Vehicles with, or conversion of the Segregated Vehicles to, a different entity;

(xvi) costs, fees and expenses of winding up and liquidation;

(xvii) litigation, indemnification and other extraordinary or non-reoccurring expenses, including judgment or settlement of any proceeding against the Company, the Segregated Vehicles or any of their respective Subsidiaries or directors or officers of the Company in their capacity as such (except to the extent inconsistent with the terms of this Agreement);

(xviii) all insurance costs incurred in connection with the operation of the Segregated Vehicles’ business except for the costs attributable to the insurance that the Sub-Adviser elects to carry for itself and its personnel (other than the Directors and officers of the Company in their capacities as such);

(xix) Bloomberg fees, research and software expenses, and other expenses incurred in connection with data services providing price feeds, news feeds, securities and company information and company fundamental data, all attributable to actual or potential Investments and “S&P Index Alerts” attributable to actual or potential Investments;

(xx) costs, fees and expenses for other third party research, news, industry information, analytics and expert networks/research resources relating to potential investment opportunities or the Company’s Investments; and

(xxi) expenses connected with communications to and meetings of the Directors, including, without limitation, all costs of preparing, printing and hosting meeting materials on data sites.

(c) The Sub-Adviser may, at its option, elect not to seek reimbursement for certain expenses during a given period, which determination shall not be deemed to construe a waiver of reimbursement for similar expenses in future periods.

(d) Any reimbursement payments owed by the Company to the Sub-Adviser may be offset by the Sub-Adviser against amounts due to the Company from the Sub-Adviser. Cost and expense reimbursement to the Sub-Adviser shall be subject to adjustment at the end of each calendar year in connection with the annual audit of the Company.

12. OTHER SERVICES. Should the Adviser or the Board of Directors request that the Sub-Adviser or any director, officer or employee thereof render services for the Segregated Vehicles other than as set forth in Section 3, such services shall be separately compensated at such rates and in such amounts as are agreed by the Sub-Adviser, the Adviser, and the Independent Directors, as applicable, subject to the limitations contained in the Charter, and shall not be deemed to be services pursuant to the terms of this Agreement.

13. NO JOINT VENTURE. The Company and Adviser, on the one hand, and the Sub-Adviser on the other, are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

14. TERM OF AGREEMENT. This Agreement shall terminate upon the earliest of (a) the disposition of all of the Option Investments and (b) the expiration of the 12 month period following the earlier of (i) 18 months following the Effective Date and (ii) the date on which the Operating Partnership notifies the Sub-Adviser that the Company has issued $1 billion of its common stock to non-Affiliates after the Effective Date.1

15. TERMINATION BY THE PARTIES. This Agreement may be terminated (a) by the Company, at any time, without payment of any penalty, by majority vote of the Independent Directors, upon no less than 60 days’ prior written notice to the Sub-Adviser; (b) by the Company or the Sub-Adviser, (i) at any time, if the Sub-Adviser becomes unable to discharge its duties and obligations under this Agreement, including circumstances such as financial insolvency of the Sub-Adviser or other circumstances that could materially adversely affect the Company, or (ii) at any time, without payment of any penalty, if the Sub-Adviser materially breaches the terms of this Agreement or if the Sub-Adviser is not in material compliance with its obligations under the Advisers Act, in each case, after notice of the same and reasonable time to cure to the extent such breach or noncompliance is curable or (c) by the Sub-Adviser, (i) at any time, upon no less than 90 days’ prior written notice to the Adviser; or (ii) at any time, if the Adviser becomes unable to discharge its duties and obligations under this Agreement, including circumstances such as financial insolvency of the Adviser. The provisions of Sections 17 through 20 survive termination of this Agreement.

16. ASSIGNMENT TO AN AFFILIATE. This Agreement may be assigned by the Sub-Adviser to an Affiliate of the Sub-Adviser with the approval of the Adviser and a majority of the Directors (including a majority of the Independent Directors). The Sub-Adviser may assign any rights to receive fees or other payments under this Agreement to any Person without obtaining the consent of the Board of Directors. This Agreement shall not be assigned by the Company, the Operating Partnership or the Adviser without the approval of the Sub-Adviser, except in the case of an assignment by the Company, the Operating Partnership or the Adviser to a corporation or other organization which is a successor to all of the assets, rights and obligations of the Company, the Operating Partnership, or the Adviser, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company, the Operating Partnership or the Adviser, as applicable, is bound by this Agreement. This Agreement shall be binding on successors to the Company resulting from a Change of Control or sale of all or substantially all the assets of the Company, and shall likewise be binding on any successor to the Sub-Adviser.

17. REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

(a) Each of the Company, the Operating Partnership and the Adviser hereby represents and warrants to, and agrees with, the Sub-Adviser, only with respect to such matters concerning such party, as follows:

[1]

If the Company issues in the aggregate $1 billion of its common stock to non-affiliates after the Transaction Effective Date (as defined herein), the Operating Partnership shall notify the Sub-Adviser within a reasonable time after such occurrence.

i. Each of the Company, the Operating Partnership and the Adviser is duly formed and validly existing under the laws of the jurisdiction of its organization;

ii. Each of the Company, the Operating Partnership and the Adviser has full power and authority to enter into this Agreement and to conduct its business to the extent contemplated in this Agreement;

iii. This Agreement has been duly authorized, executed and delivered by each of the Company, the Operating Partnership and the Adviser and, assuming due authorization, execution and delivery by the other parties, constitutes the valid and legally binding agreement of each of the Company, the Operating Partnership and the Adviser, enforceable in accordance with its terms against such party, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws relating to creditors’ rights generally, and by general equitable principles;

iv. The execution and delivery of this Agreement by each of the Company, the Operating Partnership and the Adviser and the performance of their respective duties and obligations hereunder do not result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, or any lease or other agreement, or any license, permit, franchise or certificate to which such party is a party or by which it is bound or to which its assets are subject or require any authorization or approval under or pursuant to any of the foregoing, or violate any statute, regulation, law, order, writ, injunction, judgment or decree to which such party is subject;

v. None of the Company, the Operating Partnership and the Adviser is aware of any facts pertaining to such party or its Affiliates that would cause such party, or any of such party’s Affiliates, to be unable to discharge timely the obligations of such party or its Affiliates under this Agreement or the obligations of the Company under any agreement to which any of them is a party;

vi. To the knowledge of each of the Company, the Operating Partnership and the Adviser, no consent, approval or authorization of, or filing, registration or qualification with, any court or governmental authority on the part of such party is required for the execution and delivery of this Agreement by such party and the performance of its respective obligations and duties hereunder and such execution, delivery and performance shall not violate any other agreement to which such party is bound;

vii. Each of the Company, the Operating Partnership and the Adviser understands that the Sub-Adviser is relying on the accuracy of the representations set forth herein in entering into this Agreement; and

viii. Each of the Company, the Operating Partnership and the Adviser has all requisite licenses to do and perform all acts as contemplated by this Agreement and the Advisory Agreement.

(b) The Sub-Adviser hereby represents and warrants to, and agrees with, each of the Company, the Operating Partnership and the Adviser as follows:

i. The Sub-Adviser is duly formed and validly existing under the laws of the jurisdiction of its organization;

ii. The Sub-Adviser has full power and authority to enter into this Agreement and to conduct its business to the extent contemplated in this Agreement;

iii. This Agreement has been duly authorized, executed and delivered by the Sub-Adviser and, assuming due authorization, execution and delivery by the other parties, constitutes the valid and legally binding agreement of the Sub-Adviser, enforceable in accordance with its terms against the Sub-Adviser, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws relating to creditors’ rights generally, and by general equitable principles.

iv. The execution and delivery of this Agreement by the Sub-Adviser and the performance of its duties and obligations hereunder do not result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, or any lease or other agreement, or any license, permit, franchise or certificate to which the Sub-Adviser is a party or by which it is bound or to which its assets are subject or require any authorization or approval under or pursuant to any of the foregoing, or violate any statute, regulation, law, order, writ, injunction, judgment or decree to which the Sub-Adviser is subject;

v. The Sub-Adviser is not aware of any facts pertaining to the Sub-Adviser or its Affiliates that would cause the Sub-Adviser, or any of its Affiliates, to be unable to discharge timely its obligations under this Agreement;

vi. To the knowledge of the Sub-Adviser, no consent, approval or authorization of, or filing, registration or qualification with, any court or governmental authority on the part of the Sub-Adviser is required for the execution and delivery of this Agreement by the Sub-Adviser and the performance of its obligations and duties hereunder and such execution, delivery and performance shall not violate any other agreement to which the Sub-Adviser is bound;

vii. The Sub-Adviser understands that the other parties are relying on the accuracy of the representations set forth herein in entering into this Agreement; and

viii. The Sub-Adviser has all requisite licenses to do and perform all acts and receive all fees as contemplated by this Agreement, and is registered as investment adviser under the Advisers Act.

18. PAYMENTS TO AND DUTIES OF SUB-ADVISER UPON TERMINATION.

(a) After the Termination Date, the Sub-Adviser shall not be entitled to compensation for further services hereunder except it shall be entitled to receive from the Company or Adviser, as applicable, within 30 days after the effective date of such termination all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Sub-Adviser prior to termination of this Agreement, subject to (i) the terms of the Performance Fee relating to payment thereof and (ii) the 2%/25% Guidelines to the extent applicable. To the extent expenses exceed the 2%/25% Guidelines in any period and the Independent Directors do not approve the excess expenses, the Sub-Adviser’s expense reimbursement will be reduced by an amount proportionate to the overall reduction by the Adviser and Sub-Adviser of their respective expenses subject to reimbursement.

(b) Promptly upon termination, the Sub-Adviser shall cooperate with, and take all reasonable actions requested by, the Company, the Board of Directors, and Adviser in making an orderly transition of the sub-advisory function.

19. INDEMNIFICATION BY THE COMPANY, THE ADVISER AND THE OPERATING PARTNERSHIP. The Company, the Adviser and the Operating Partnership shall indemnify and hold harmless the Sub-Adviser and its Affiliates, including their respective officers, directors, managers, partners and employees, from all liability, claims, damages or losses arising in the performance of the Sub-Adviser’s duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, and to the fullest extent possible without such indemnification being inconsistent with the laws of the State of Maryland, the Charter or the provisions of Section II.G of the NASAA REIT Guidelines.

20. INDEMNIFICATION BY SUB-ADVISER. The Sub-Adviser shall indemnify and hold harmless the Company, the Operating Partnership, and the Adviser from contract or other liability, claims, damages, taxes or losses and related expenses including reasonable attorneys’ fees, to the extent that (i) such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and (ii) are incurred by reason of the Sub-Adviser’s bad faith, fraud, willful misconduct, gross negligence or reckless disregard of its duties under this Agreement; provided, however, that the Sub-Adviser shall not be held responsible for any action of the Adviser or the Board of Directors in following or declining to follow any advice or recommendation given by the Sub-Adviser.

21. MISCELLANEOUS.

(a) Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Charter, the Bylaws, or accepted by the party to whom it is given, and shall be given by being delivered by hand, by courier or overnight carrier, by registered or certified mail or by electronic mail using the contact information set forth herein:

The Company and the Operating Partnership:	Brookfield Real Estate Income Trust Inc. c/o Brookfield Place New York 250 Vesey Street, 15th Floor New York, NY 10281 Attention: Secretary Email: realestatenotices@brookfield.com

with required copies (which shall not constitute notice) to:	Alston & Bird LLP 1201 West Peachtree Street Atlanta, Georgia 30309 Attention: Rosemarie A. Thurston Email: rosemarie.thurston@alston.com

The Adviser:	Brookfield REIT Adviser LLC c/o Brookfield Place New York 250 Vesey Street, 15th Floor New York, NY 10281 Attention: General Counsel Email: realestatenotices@brookfield.com

The Sub-Adviser	Oaktree Fund Advisors, LLC 333 South Grand Ave., 28th Floor, Los Angeles, California 90071 Attention: General Counsel Email: legalnotifications@oaktreecapital.com

with required copies (which shall not constitute notice) to:	Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 Attention: Benjamin Wells Email: BWells@stblaw.com

Any party may at any time give notice in writing to the other parties of a change in its address for the purposes of this Section 21(a).

(b) Modification. This Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by the parties hereto, or their respective successors or assignees.

(c) Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

(d) Applicable Law; Exclusive Jurisdiction; Jury Trial. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York. The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in Borough of Manhattan, New York for purposes of any suit, action or other proceeding arising from this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. Each of the parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(e) Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

(f) Indulgences, Not Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

(g) Gender; Number. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

(h) Headings. The titles and headings of Sections and Subsections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

(i) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

[Signatures on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Option Investments Sub-Advisory Agreement as of the date and year first above written.

Brookfield Real Estate Income Trust Inc.

By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Secretary

Brookfield REIT Operating Partnership L.P.

By:	Brookfield REIT OP GP LLC, its general partner

By:	Brookfield Real Estate Income Trust Inc., its sole member

By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Secretary

Brookfield REIT Adviser LLC

By:	/s/ Melissa Lang
Name: Melissa Lang
Title: Senior Vice President and Secretary

Oaktree Fund Advisors, LLC

By:	/s/ Brian Price
Name: Brian Price
Title: Senior Vice President

By:	/s/ Derek Smith
Name: Derek Smith
Title: Managing Director

Signature Page for Option Investments Sub-Advisory Agreement

Exhibit A

OPTION INVESTMENTS

Equity Option Investments

1.	Lakes at West Covina

2.	Anzio

3.	Two Liberty

4.	Arbors of Las Colinas

Debt Option Investments

Real Estate-Related Debt Securities

1.	BX 2019—IMC G

Real Estate-Related Debt

2.	FURN 2019-MART A (IMC/AMC)

3.	111 Montgomery

4.	Avery (mortgage and mezzanine)